ARTESYN TECHNOLOGIES, INC.
                       (formerly Computer Products, Inc.)
                    1990 OUTSIDE DIRECTORS STOCK OPTION PLAN
                          (Amended as of March 8, 1999)



                                    ARTICLE I

                                   DEFINITIONS

     As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Company" shall mean Artesyn Technologies, Inc.

     (c) "Compensation" shall mean, for any Eligible Director, the amount of cash actually paid to such Director as compensation for his or her service on the Board and any committees thereof including, without limitation, all amounts paid to such Director in connection with his or her attendance at any meetings of the Board or committees thereof.

     (d) "Date of Grant" shall mean the date an Eligible Director is initially elected to the Board of Directors and for each respective fiscal year of the Company thereafter, the earlier of (i) June 30, or (ii) the date on which the Stockholders of the Company shall elect directors at an Annual Meeting of such Stockholders or any adjournment thereof; provided that a Date of Grant shall not occur more frequently than annually.

     (e) "Deemed Value" shall mean, with respect to each share of Stock owned by an Eligible Director on any Date of Grant, the Fair Market Value of a share of Stock on the last day of the fiscal year of the Company immediately preceding such Date of Grant.

     (f) "Effective Date of the Plan" shall mean the original date of adoption by the stockholders of the Company.

     (g) "Eligible Director" shall mean any Director of the Company who is not an employee of the Company or its subsidiaries.

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     (h) "Fair  Market  Value" shall mean the closing  sales price,  or the mean between the closing high "bid" and low "asked" prices, as the case may be, of the Stock in the over-the-counter market on the day on which such value is to be determined, as reported by the National Association of Securities Dealers Automated Quotation System or successor national quotation service. If the Stock is listed on a national securities exchange, "Fair Market Value" shall mean the closing price of the Stock on such national securities exchange on the day on which such value is to be determined, as reported in the composite quotations for securities traded on such exchange provided by the National Association of Securities Dealers or successor national quotation service. In the event no such quotations are available for the day in question, "Fair Market Value" shall be determined by reference to the appropriate prices on the next preceding day for which such prices are reported.

     (i) "Option" shall mean an Eligible Director's stock option to purchase Stock granted pursuant to the provisions of Article V hereof.

     (j) "Optionee" shall mean an Eligible Director to whom an Option has been granted hereunder.

     (k) "Option Price" shall mean the price at which an Optionee may purchase a share of Stock under a Stock Option Agreement.

     (l) "Plan" shall mean the Artesyn Technologies, Inc. 1990 Outside Directors Stock Option Plan, the terms of which are set forth herein.

     (m) "Stock" shall mean the common stock, par value $.01 per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for different stock or securities of the Company or some other corporation, such other stock or securities.

     (n) "Stock Option Agreement" shall mean an agreement between the Company and the Optionee under which the Optionee may purchase Stock in accordance with the Plan.

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                                   ARTICLE II

                                    THE PLAN

     2.1 Name. This Plan shall be known as the "Artesyn Technologies, Inc. 1990 Outside Directors Stock Option Plan."

     2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by affording Eligible Directors of the Company an opportunity to acquire or increase their proprietary interests in the Company, and thereby to encourage their continued service as directors and to provide them additional incentives to achieve the growth objectives of the Company.

     2.3 Effective Date. The Effective Date of the Plan is the date of adoption by the stockholders of the Company.

     2.4 Termination Date. The Plan shall terminate on April 30, 2009 and no further Options shall be granted hereunder thereafter.


                                   ARTICLE III

                                  PARTICIPANTS

     Each Eligible Director shall participate in the Plan, provided that he is elected to a regular term as such a member at an Annual Meeting of Stockholders, or any adjournment thereof.


                                   ARTICLE IV

                         SHARES OF STOCK SUBJECT TO PLAN

     4.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 4.2 hereof, the maximum number of shares of Stock which may be issued and sold hereunder shall not exceed 1,000,000 shares of Stock. Shares of Stock subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company; provided however, the

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shares of Stock with  respect to which an Option  has been  exercised  shall not again be available for Option hereunder. If outstanding Options granted hereunder shall terminate or expire for any reason without being wholly exercised prior to the end of the period during which Options may be granted hereunder, new Options may be granted hereunder covering such unexercised shares.

     4.2 Antidilution. In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock splitup or stock dividend:

                  (a) The rights under outstanding Options granted hereunder, both as to the number of subject shares and the Option price, shall be adjusted appropriately; and

                  (b) Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation is involved, each outstanding Option granted hereunder shall terminate, but the Optionee shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise his Option, in whole or in part, to the extent that it shall not have been exercised, without regard to the date on which such Option would otherwise have become exercisable pursuant to Sections 5.4 and 5.5.

     The foregoing adjustments and the manner of application thereof shall be determined solely by the Board, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article shall apply to any successor or successors of the Company and shall be made regardless of the number or type of successive events requiring adjustments hereunder.

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                                    ARTICLE V

                                     OPTIONS

     5.1 Option Grant, Number of Shares and Agreement.

                  (a) Subject to the provisions of Section 5.1(b) hereof, each Eligible Director shall automatically be granted an Option to purchase Ten Thousand (10,000) shares of Stock on each Date of Grant. Each Option so granted shall be evidenced by a written Stock Option Agreement, dated as of the Date of Grant and executed by the Company and the Optionee, stating the Option's duration, time of exercise, and exercise price. The terms and conditions of the Option shall be consistent with the Plan.

                  (b) Notwithstanding the provisions of Section 5.1(a) hereof, an Eligible Director shall not be entitled to receive a grant of an Option on any Date of Grant unless the Deemed Value of all shares of Stock owned by such Eligible Director on such Date of Grant shall be no less than three hundred percent (300%) of (i) such Director's Compensation during the preceding fiscal year of the Company or (ii) if such Director has not previously served, or served for less than a full fiscal year, the average of all Eligible Directors' Compensation during the preceding fiscal year of the Company, as determined by the Board and provided to such Director in writing at least 10 days prior to the relevant Date of Grant. An Eligible Director, who shall not be entitled to receive a grant of an Option on any particular Date of Grant as a result of the limitation set forth in this Section 5.1(b), shall not be precluded from receiving a grant of an option pursuant to Section 5.1(a) hereof on any subsequent Dates of Grant on which the limitation set forth herein shall be satisfied.

     5.2 Option Price. The Option Price of the Stock subject to each Option shall be the Fair Market Value of the Stock on its Date of Grant.

     5.3 Exercise Period. The period for the exercise of each Option shall expire on the tenth anniversary of the Date of Grant.

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     5.4 Option Exercise.

                  (a) Any Option granted under the Plan shall only become exercisable in full on the first anniversary of the Date of Grant, provided that the Eligible Director has not voluntarily resigned, or been removed "for cause", as a member of the Board of Directors on or prior to the first anniversary of the Date of Grant. An Option shall remain exercisable after its exercise date at all times during the
         Exercise Period, regardless of whether the Optionee thereafter continues to serve as a member of the Board.

                  (b) An Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become exercisable in accordance with this Section, but not as to less than 25 shares of Stock unless the remaining shares of Stock that are so exercisable are less than 25 shares of Stock. The Option price is to be paid in full in cash upon the exercise of the Option. The holder of an Option shall not have any of the rights of a Stockholder with respect to the shares of Stock subject to the Option until such shares of Stock have been issued or transferred to him upon the exercise of his Option.

                  (c) An Option shall be exercised by written notice of exercise of the Option, with respect to a specified number of shares of Stock, delivered to the Company at its principal office, and by cash payment to the Company at said office of the full amount of the Option price for such number of shares. In addition to, and prior to the issuance of a certificate for shares pursuant to any Option exercise, the Optionee shall pay to the Company in cash the full amount of any federal and state withholding or other employment taxes applicable to the taxable income of such Optionee resulting from such exercise.

     5.5 Nontransferability of Option. Unless otherwise provided in the relevant Stock Option Agreement, options may not be transferred by an Optionee otherwise than by will or the laws of descent and distribution. Unless otherwise provided in the relevant Stock Option Agreement, during the lifetime of an Optionee, his Option may be exercised only by him (or by his guardian or legal representative, should one be appointed). In the event of the death of an Optionee, any Option held by him may be exercised by his legatee(s) or other distributee(s) or by his personal representative.

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                                   ARTICLE VI

                               STOCK CERTIFICATES

     The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof unless, in the opinion of counsel to the Company, there has been compliance with all applicable legal requirements. An Option granted under the Plan may provide that the Company's obligation to deliver shares of Stock upon the exercise thereof may be conditioned upon the receipt by the Company of a representation as to the investment intention of the holder thereof in such form as the Company shall determine to be necessary or advisable solely to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities laws.


                                   ARTICLE VII

                 TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

     The Board may at any time terminate the Plan, and may at any time and from time to time and, in any respect amend or modify the Plan.


                                  ARTICLE VIII

                    RELATIONSHIP TO OTHER COMPENSATION PLANS

     The adoption of the Plan shall neither affect any other stock option, incentive or other compensation plans in effect for the Company or any of its subsidiaries, nor shall the adoption of the Plan preclude the Company from establishing any other forms of incentive or other compensation plan for directors of the Company.

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                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

     9.2 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

     9.3 Headings, etc., No Part of Plan. Headings of articles and paragraphs hereof are inserted for convenience and reference, and do not constitute a part of the Plan.

     9.4 Compliance with Section 16 of the Securities, Act of 1934. As of September 24, 1996, the Plan is intended to be governed by the provisions of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended by Release Number 34-37260, and shall not be subject to the phase-in period for such amendment after such date.

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